Exhibit 99.1
RegeneRx Announces Offerings of Common Stock in
Aggregate Amount of $4.7 Million
BETHESDA, MD, SEPTEMBER 30, 2009, REGENERX BIOPHARMACEUTICALS, INC. (NYSE Amex:RGN) announced today that it has entered into a securities purchase agreement with new institutional investors for the sale of 4,512,195 shares of its common stock in a registered direct offering at $0.82 per share. In addition, warrants to purchase 2,256,098 shares of common stock will be issued to the investors. The warrants are immediately exercisable, have a term of 5 years and an exercise price of $1.12 per share. Gross proceeds of the offering, before deducting placement agent fees and other estimated offering expenses payable by RegeneRx, are expected to be approximately $3.7 million. These securities are being offered through a prospectus supplement pursuant to the Company’s effective shelf registration statement.
Roth Capital Partners and Boenning & Scattergood served as the placement agents for the offering. The completion of the offering is subject to the satisfaction of customary closing conditions and the offering is expected to close on or about October 5, 2009.
Copies of the final prospectus supplement and accompanying base prospectus can be obtained from Roth Capital Partners at 24 Corporate Plaza Dr., Newport Beach, CA 92660, attention: Equity Capital Markets.
A shelf registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
In addition to the registered direct offering, RegeneRx also announced today that it has entered into a securities purchase agreement with an affiliate of Sigma-Tau Group, the company’s largest stockholder, with respect to the private placement of an additional 1,219,512 shares of common stock at a price per share of $0.82, for gross proceeds of $1.0 million. No placement agent fees are payable in connection with this transaction. In connection with this private placement, the company has agreed to issue to the purchaser a warrant to purchase an additional 609,756 shares of common stock at an exercise price of $1.12 per share. The warrant will be exercisable beginning six months from the date of issuance and will expire on September 30, 2014.

The securities to be issued in the private placement with the affiliate of Sigma-Tau Group have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. The completion of the offering is subject to the satisfaction of customary closing conditions and the offering is expected to close during the week of October 5, 2009.
RegeneRx intends to use the proceeds of both transactions to continue its clinical development strategy and prepare for future trials.
About RegeneRx Biopharmaceuticals, Inc.
RegeneRx is focused on the discovery and development of novel peptides to accelerate tissue and organ repair. Currently, RegeneRx is developing three product candidates, RGN-137, RGN-259 and RGN-352 for dermal, ophthalmic, and cardiovascular tissue repair, respectively. RegeneRx is also developing RGN-457 for use in pulmonary indications such as cystic fibrosis. These product candidates are based on Tβ4, a synthetic copy of a 43-amino acid, naturally occurring peptide, in part, under an exclusive world-wide license from the National Institutes of Health. RegeneRx holds over 60 world-wide patents and patent applications related to novel peptides. It is currently sponsoring Phase II clinical trials for dermal and ophthalmic wound healing and recently completed a Phase I clinical trial supporting systemic delivery of RGN-352 for acute cardiovascular indications. RegeneRx is also developing novel peptides for the cosmeceutical industry based on its experience with Tβ4 and its biological activities in the skin.
RegeneRx Technology Background
Tβ4 is a synthetic version of a naturally occurring peptide present in virtually all human cells. It is a first-in-class multi-faceted molecule that promotes endothelial cell differentiation, angiogenesis in dermal tissues, keratinocyte migration, collagen deposition, and down-regulates inflammation. RegeneRx has identified several molecular variations of Tβ4 that may affect the aging of skin, among other properties, and could be important candidates as active ingredients in pharmaceutical and consumer products. Researchers at the National Institutes of Health, and at other academic institutions throughout the U.S., have published numerous scientific articles indicating Tβ4’s in vitro and in vivo efficacy in accelerating wound healing and tissue protection under a variety of conditions. Abstracts of scientific papers related to Tβ4’s mechanisms of action may be viewed at RegeneRx’s web page: www.regenerx.com.

Forward-Looking Statements
Any statements in this press release that are not historical facts are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions and include statements regarding the completion of the offerings, the estimated proceeds of the offerings and the safety and efficacy of RGN-137, RGN-259, RGN-352, and RGN-457. Both offerings are subject to the satisfaction of certain material conditions, including the approval by the American Stock Exchange for the listing of the shares of common stock. The Company’s product candidates may not demonstrate safety and/or efficacy in current or future clinical trials or as a result of various important factors described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those identified in the “Risk Factors” sections of the annual report on Form 10-K for the year ended December 31, 2008 and such other items described in the filed Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2009 or other filings it makes with the SEC. Any forward-looking statements in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. The Company anticipates that subsequent events and developments may cause its views to change, and the Company specifically disclaims any obligation to update this information, as a result of future events or otherwise, except as required by applicable law.
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